UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2011
VIEWPOINT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34737	27-2176993

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1309 W. 15th Street, Plano, Texas	75075

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 578-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 28, 2011, ViewPoint Financial Group, Inc. (the “Company”), the parent company of ViewPoint Bank, National Association (the “Bank”), entered into a Resignation, Consulting, Noncompetition, Non-Solicitation and Confidentiality Agreement and Release (the “Agreement”) with Garold R. Base. As previously announced, Mr. Base will be retiring as President and Chief Executive Officer of the Company and the Bank effective as of December 31, 2011. The Agreement provides that Mr. Base also will resign as a director of the Company and the Bank effective as of the close of business on December 31, 2011 and that he will provide consulting and advisory services to the Company for a four-month period commencing January 1, 2012, for which he will be paid $7,067 per month. As a result of Mr. Base’s resignation as a director, he will forfeit to the Company 38,992 unvested shares of restricted stock previously granted to him. In consideration for forfeiting this benefit, Mr. Base will receive on December 31, 2011 a lump sum cash payment of $488,180.
The Agreement contains a covenant not to compete with the Company during the four-month period Mr. Base is providing consulting and advisory services to the Company, provided that Mr. Base may provide certain consulting services to others not affiliated with the Company. The Agreement also prohibits Mr. Base from disclosing confidential information regarding the Company and contains a general release of claims by Mr. Base.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT FINANCIAL GROUP, INC.
Date: January 4, 2012	By:	/s/ Pathie E. McKee
Pathie E. McKee, Executive Vice President
and Chief Financial Officer